Synchronoss and Verizon Sign Cloud Contract Extension through 2030

Building on a 10-Year Partnership, Verizon will Continue to Utilize Synchronoss Personal Cloud to Enable Subscribers to Manage, Optimize, and Share All Types of Digital Content

BRIDGEWATER, NJ (JULY 19, 2023) – Synchronoss Technologies, Inc. (“Synchronoss” or the “Company”) (Nasdaq: SNCR), a global leader and innovator in cloud, messaging and digital products and platforms, today announced the signing of a seven-year contract with Verizon (NYSE: VZ) until June 30, 2030. The extended agreement provides Verizon and its cloud subscribers with a long-term, predictable model of support and ongoing investment in continued product evolution that will build upon new capabilities, leveraging artificial intelligence and machine learning.

The Synchronoss Personal Cloud platform has powered a range of Verizon service offerings and bundles for 10 years demonstrating the collaboration and mutual trust between the companies. Purpose-built for global service providers, Synchronoss Personal Cloud currently supports over 10 million subscribers worldwide, delivering compelling solutions for storage of consumers’ most important content. The scalable platform manages the ingest of more than fifty million photos, videos and other user generated content per day, comprised of 200-plus petabytes of storage.

“For more than a decade, Synchronoss has been instrumental in helping us deliver personal cloud solutions to our valued subscribers,” said Che Phillip, Senior Vice President - Consumer Product & Device Marketing. “This new contract extension will enable the long-term growth of our portfolio of value-added cloud services that leverage the Verizon 5G network and create enhanced value within Verizon’s innovative offers, like the discounted Cloud Perk available as a part of Verizon’s newly launched personalized myPlan offering.”

“The long-term partnership with Verizon underscores the value we deliver to their subscriber base and reinforces Verizon’s confidence in our platform and the advanced features that deliver the best user experience,” said Jeff Miller, President and CEO of Synchronoss. “In addition to providing continued growth opportunities for our cloud business, this agreement represents the next foundational step in validating our cloud-first strategy that will serve our customers, employees, and shareholders well over time.”

A key aspect of the extended agreement is the strategic commitment to research and development investments designed to keep Synchronoss and Verizon at the forefront of technological advancement to meet evolving customer needs and anticipate market trends and challenges. The latest version of Synchronoss Personal Cloud integrates AI functionality, giving users new ways to enhance, create, and share all types of digital content. Additionally, deep learning provides new ways to organize and manage content by automatically categorizing and tagging photos, facilitating convenient access to desired content. For the second year in a row, Synchronoss Personal Cloud was recognized as a 2023 ‘Product of the Year’ winner from TMC’s Cloud Computing Magazine. The platform was recently acknowledged by the 2023 People’s Choice Stevie® Awards for favorite new products.

For more information on Synchronoss Personal Cloud, visit: https://synchronoss.com/products/engagex/cloud/.

About Synchronoss
Synchronoss Technologies (Nasdaq: SNCR) builds software that empowers companies around the world to connect with their subscribers in trusted and meaningful ways. The company’s collection of products helps streamline networks, simplify onboarding, and engage subscribers to unleash new revenue streams, reduce costs and increase speed to market. Hundreds of millions of subscribers trust Synchronoss products to stay in sync with the people, services, and content they love. Learn more at www.synchronoss.com.

# # #

Media Relations Contact:
Domenick Cilea
Springboard
dcilea@springboardpr.com

Investor Relations Contact:
Matt Glover / Tom Colton
Gateway Group, Inc.
SNCR@gatewayir.com